Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of CohBar, Inc. on Form S-3 of our report dated March 31, 2017 with respect to our audits of the financial statements of CohBar, Inc. as of December 31, 2016 and 2015 and for the years then ended, appearing in the Annual Report on Form 10-K of CohBar, Inc. for the year ended December 31, 2016. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum llp

New York, NY

November 22, 2017